Exhibit 10.2

$130,000,000

SERVICESOURCE INTERNATIONAL, INC.

1.50% Convertible Senior Notes due 2018

PURCHASE AGREEMENT

August 7, 2013

August 7, 2013

Morgan Stanley & Co. LLC
c/o Morgan Stanley & Co. LLC
   1585 Broadway
   New York, New York 10036

Ladies and Gentlemen:

ServiceSource International, Inc., a Delaware corporation (the "Company"), proposes to issue and sell to the several purchasers named in Schedule I hereto (the "Initial Purchasers")

$130,000,000 principal amount of its 1.50% Convertible Senior Notes due 2018 (the "Firm Securities") to be issued pursuant to the provisions of an Indenture to be dated as of August 13, 2013 (the "Indenture") between the Company and Wells Fargo Bank, National Association, as Trustee (the "Trustee"). The Company also proposes to issue and sell to the Initial Purchasers not more than an additional $20,000,000 principal amount of its 1.50% Convertible Senior Notes due 2018 (the "Additional Securities") if and to the extent that you, as Managers of the offering, shall have determined to exercise, on behalf of the Initial Purchasers, the right to purchase such 1.50% Convertible Senior Notes due 2018 granted to the Initial Purchasers in Section 2 hereof. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the "Securities". The Securities will be convertible into cash, shares of the Company's common stock ("Common Stock"), par value $0.0001 per share (the "Underlying Securities"), or a combination thereof.

In connection with the offering of the Firm Securities, the Company is separately entering into convertible note hedge transactions and warrant transactions with one or more counterparties, which may include affiliates of the Initial Purchasers (each, a "Call Spread Counterparty"), in each case pursuant to a convertible note hedge confirmation and a warrant confirmation, each dated the date hereof (the "Base Call Spread Confirmations"), and in connection with the issuance of any Additional Securities, the Company and each Call Spread Counterparty may enter into additional convertible note hedge transactions and warrant transactions pursuant to convertible note hedge confirmations and warrant confirmations, each to be dated the date of issuance of such Additional Securities (together with the Base Call Spread Confirmations, the "Call Spread Confirmations").

The Securities and the Underlying Securities will be offered without being registered under the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (the "Preliminary Memorandum") and will prepare a final offering memorandum (the "Final Memorandum") including or incorporating by reference a description of the terms of the Securities and the Underlying Securities, the terms of the offering and a description of the Company. For purposes of this Agreement, "Additional Written Offering Communication" means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum or the Final Memorandum, and "Time of Sale Memorandum" means the Preliminary Memorandum together with the Additional Written Offering Communications, if any, each identified in Schedule II hereto. As used herein, the terms Preliminary Memorandum, Time of Sale Memorandum and Final Memorandum shall include the documents, if any, incorporated by reference therein on the date hereof. The terms "supplement", "amendment" and "amend" as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are deemed to be incorporated by reference therein.

  Representations and Warranties. The Company represents and warrants to, and agrees with, you that:

    Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, the Time of Sale Memorandum does not, and at the time of each sale of the Securities in connection with the offering when the Final Memorandum is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Time of Sale Memorandum, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Preliminary Memorandum does not contain and the Final Memorandum, in the form used by the Initial Purchasers to confirm sales and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

    Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, and electronic road shows, if any, furnished to you before first use, the Company has not prepared, used or referred to, and

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    will not, without your prior consent, prepare, use or refer to, any Additional Written Offering Communication.

    The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

    Each subsidiary of the Company has been duly organized, is validly existing as a corporation, limited liability company or other entity, as applicable, in good standing under the laws of the jurisdiction of its organization (to the extent that the concept of "good standing" is applicable under the laws of such jurisdiction), has the corporate (or other) power and authority to own its property and to conduct its business as described in the Time of Sale Memorandum and is duly qualified to transact business and is in good standing (to the extent that the concept of "good standing" is applicable under the laws of such jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued and outstanding shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all material liens, encumbrances, equities or claims, other than liens created pursuant to that certain Credit Agreement dated as of July 5, 2012 between the Company and JPMorgan Chase Bank, National Association, as Issuing Bank and Lender thereto.

    This Agreement and the Call Spread Confirmations (together with the Securities and the Indenture, the "Transaction Documents") have been duly authorized, executed and delivered by the Company.

    The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Memorandum and the Final Memorandum.

    The shares of Common Stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable.

    The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to

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    and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued.

    Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into cash, the Underlying Securities or a combination thereof at the option of the Company in accordance with the terms of the Indenture and the Securities; the Underlying Securities issuable from time to time upon conversion of the Securities pursuant to the terms of the Securities have been duly authorized and, when issued upon any conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights; and a number of shares of Common Stock equal to the maximum number of Underlying Securities initially issuable upon conversion of the Securities (assuming "physical settlement" of the Securities, including any "additional shares" that may be issuable upon conversion in connection with a "make-whole fundamental change" (each as defined in the Time of Sale Memorandum) have been duly reserved for such issuance.

    The Indenture has been duly authorized by the Company, and when the Indenture is executed and delivered by the Company, will be a valid and binding agreement of the Company and the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

    The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture or the Securities, except such as may have already been made or obtained and as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities.

    (i) The Company is not in violation of its certificate of incorporation or by-laws, (ii) none of the Company's subsidiaries are in violation of their certificate of incorporation or by-laws or similar organizational

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    documents and (iii) neither the Company nor any of its subsidiaries is in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, credit agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, except for any default described in clause (ii) or (iii) above which would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

    There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum provided to prospective purchasers of the Securities.

    Other than proceedings accurately described in all material respects in the Time of Sale Memorandum, there are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under the Transaction Documents or to consummate the transactions contemplated by the Time of Sale Memorandum.

    The Company and its subsidiaries are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"),  have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

    There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

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    The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

    Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") of the Company has directly, or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or  offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

    Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 7 and their compliance with their agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

    The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

    Neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company's knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "government official" (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

    The operations of the Company and its subsidiaries, to the knowledge of the Company, are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of

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    the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

    (i) Neither the Company nor any of its subsidiaries, nor any director or officer thereof, nor, to the Company's knowledge, any employee, agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity ("Person") that is, or is owned or controlled by a Person that is:

    (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), the United Nations Security Council ("UNSC"), the European Union ("EU"), Her Majesty's Treasury ("HMT"), or other relevant sanctions authority (collectively, "Sanctions"), nor

    (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

    (ii) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

    (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

    (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

    (iii) For the past 5 years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

    Subsequent to the respective dates as of which information is given in each of the Preliminary Memorandum, the Time of Sale Memorandum and the Final Memorandum, (1) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material

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    transaction; (2) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (3) there has not been any material change in the capital stock, short term debt or long term debt of the Company and its subsidiaries, except in each case as described in each of the Preliminary Memorandum, the Time of Sale Memorandum and the Final Memorandum, respectively.

    The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a material adverse effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a material adverse effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a material adverse effect.

    The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that  transactions are executed in accordance with management's general or specific authorizations; transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; access to assets is permitted only in accordance with management's general or specific authorization; the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and  the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Time of Sale Memorandum is accurate. Except as described in the Time of Sale Memorandum, since the end of the Company's most recent audited fiscal year, there has been (i) no material weakness in the Company's internal control over financial reporting (whether or not remediated) and (ii) no change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

    The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Time of Sale Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission's rules and guidelines applicable thereto.

    The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal

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    property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Memorandum or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the Time of Sale Memorandum.

    The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names ("Intellectual Property") necessary for the conduct of the business now operated by them, or proposed in the Time of Sale Memorandum to be conducted by them. In each case, except as would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, (i) neither the Company nor any of its subsidiaries has received any notice, nor is it otherwise aware of any facts which could form a reasonable basis for any claim, (y) alleging the infringement, misappropriation, violation of or conflict with the Intellectual Property of others, or (z) challenging the validity, enforceability or scope of any Intellectual Property owned by the Company or any of its subsidiaries ("Company Intellectual Property"); (ii) to the Company's knowledge, there are no third parties who have or will be able to establish rights to any Company Intellectual Property; and (iii) to the Company's knowledge, no Intellectual Property has been obtained or is being used by the Company or any of its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries.

    No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Time of Sale Memorandum, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could have a material adverse effect on the Company and its subsidiaries, taken as a whole.

    The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material

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    adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Time of Sale Memorandum.

    The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as described in the Time of Sale Memorandum.

  Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Firm Securities set forth in Schedule I hereto opposite its name at a purchase price of 97.1% of the principal amount thereof (the "Purchase Price") plus accrued interest, if any, to the Closing Date.

  On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchasers the Additional Securities, and the Initial Purchasers shall have the right to purchase, severally and not jointly, up to $20,000,000 principal amount of Additional Securities at the Purchase Price plus accrued interest, if any, to the date of payment and delivery solely to cover over-allotments, if any. You may exercise this right on behalf of the Initial Purchasers in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the Initial Purchasers and the date on which such Additional Securities are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Securities nor later than ten business days after the date of such notice. Additional Securities may be purchased as provided in Section 4 solely for the purpose of covering sales of securities in excess of the number of the Firm Securities. On each day, if any, that Additional Securities are to be purchased (an "Option Closing Date"), each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Additional Securities (subject to such adjustments to eliminate fractional Securities as you may determine) that bears the same proportion to the total principal amount of Additional Securities to be purchased on such Option Closing Date as the principal amount of Firm Securities set forth in Schedule I opposite the name of such Initial Purchaser bears to the total principal amount of Firm Securities.

  Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder as soon as practicable after this Agreement is entered into as in your judgment is advisable.

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  Payment and Delivery. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on August 13, 2013, or at such other time on the same or such other date, not later than August 20, 2013, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the "Closing Date."

  Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than September 20, 2013, as shall be designated in writing by you.

  The Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Securities shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

  Conditions to the Initial Purchasers' Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Firm Securities on the Closing Date are subject to the following conditions:

    Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

      there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its subsidiaries by any "nationally recognized statistical rating organization," as such term is defined in Section 3(a)(62) of the Exchange Act; and

      there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum provided to the prospective purchasers of the Securities that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.

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    The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed on behalf of the Company by an executive officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

    The officer signing and delivering such certificate may rely upon his or her knowledge as to proceedings threatened.

    The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance statement of Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A. Such opinion shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

    The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance statement of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, dated the Closing Date.

    The Initial Purchasers shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from PricewaterhouseCoopers LLP, independent registered public accounting firm, containing statements and information of the type ordinarily included in accountants' "comfort letters" to initial purchasers with respect to the financial statements and certain financial information contained in or incorporated by reference into the Time of Sale Memorandum and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

    The "lock-up" agreements, each substantially in the form of Exhibit B hereto, between you, officers and directors (within the meaning of Section 16 of the Exchange Act) of the Company, certain affiliates of Benchmark Capital and certain affiliates of Housatonic Partners relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

    The Initial Purchasers shall have received, on the date hereof and on the Closing Date, a certificate dated the date hereof and the Closing Date, respectively, from the Chief Financial Officer of the Company covering the matters set forth on Exhibit C hereto.

    An application for the listing of the Underlying Securities issuable upon conversion of the Securities (assuming the Company elects to "physically

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    settle" the Securities) shall have been submitted to The NASDAQ Global Select Market.

  The several obligations of the Initial Purchasers to purchase Additional Securities hereunder are subject to the delivery to you on the applicable Option Closing Date of such documents as you may reasonably request with respect to the good standing of the Company, the due authorization, execution and authentication of the Additional Securities to be sold on such Option Closing Date and other matters related to the execution and authentication of such Additional Securities, and officers' certificates, opinions of counsel and accountants' comfort letters to the effect set forth above, except that such certificates and opinions shall be dated as of the applicable Option Closing Date and statements and opinions above contemplated to be given as of the Closing Date shall instead be made and given as of such Option Closing Date.

  Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

    To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

    Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object except as may be required by applicable law.

    To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.

    If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that

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    the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

    If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

    To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States and Canada as you shall reasonably request, provided that the Company shall not be required to qualify as a foreign corporation or file a general consent to service of process in any jurisdiction or submit itself to taxation in respect of doing business in any jurisdiction in which it is otherwise not so subject.

    Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: the fees, disbursements and expenses of the Company's counsel and the Company's accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company and any amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum in an amount not to exceed $5,000, any fees charged by rating agencies for the rating of the Securities, the fees and expenses, if any, incurred in connection with the admission of the Securities for trading any appropriate

14

    market system, the costs and charges of the Trustee and any transfer agent, registrar or depositary, the cost of the preparation, issuance and delivery of the Securities, the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and one-half the cost of any aircraft chartered in connection with the road show and all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

    Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

    Not to solicit any offer to buy or offer or sell the Securities or the Underlying Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

    While any of the Securities or the Underlying Securities remain "restricted securities" within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

    During the period of one years after the Closing Date or any Option Closing Date, if later, the Company will not be, nor will it become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

    During the period of one year after the Closing Date or any Option Closing Date, if later, the Company will not, and will not permit any of its controlled "affiliates" (as defined in Rule 144 under the Securities Act) to resell

15

    any of the Securities or the Underlying Securities which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

    Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

  The Company also agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the Initial Purchasers, it will not, during the period ending 90 days after the date of the Final Memorandum ( the "Restricted Period"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than a registration statement on Form S-8 in connection with the Company's equity incentive plans.

  The foregoing restrictions shall not apply to (a) the sale of the Securities under this Agreement or the issuance of the Underlying Securities; (b) the issuance by the Company of any shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof disclosed in the Time of Sale Memorandum; (c) the issuance by the Company of Common Stock or other securities convertible into or exercisable for shares of Common Stock pursuant to the equity incentive plans of the Company described in the Time of Sale Memorandum; (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period; (e) the entry into agreements to issue securities in connection with the acquisition by the Company or any of its subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition; (f) the entry into agreements to issue securities in connection with joint ventures, commercial relationships or other strategic transactions; provided that in the case of clauses (e) and (f), (i) the number of shares of Common Stock to be issued or issuable pursuant to such clauses (e) and (f) shall not, in the aggregate, exceed 5% of the shares of Common Stock outstanding as of the date hereof and (ii) any such securities issuable during the Restricted Period shall be held in escrow and not released prior to the

16

  expiration of the Restricted Period; (g) entry into the warrant confirmations as part of the Call Spread Confirmations; or (h) the issuance of Common Stock upon exercise and settlement or termination of the warrant transactions pursuant to the Call Spread Confirmations.

  Offering of Securities; Restrictions on Transfer.

    Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Initial Purchaser, severally and not jointly, agrees with the Company that it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs that, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the captions "Notice to Investors" and "Transfer Restrictions."

    The Company agrees that the Initial Purchasers may provide copies of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum and any other agreements or documents relating thereto, including without limitation, the Transaction Documents, to Xtract Research LLC ("Xtract"), following completion of the offering, for inclusion in an online research service sponsored by Xtract, access to which shall be restricted by Xtract to QIBs.

  Indemnity and Contribution.

    The Company agrees to indemnify and hold harmless each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum or any amendment or supplement thereto, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, any "road show" as defined in Rule 433(h) under the Securities Act (a "road show") or the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

    Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each

17

    person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by or referred to by the Company, road show, or the Final Memorandum or any amendment or supplement thereto.

    In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8 or 8(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, the indemnifying party shall have failed, within a reasonable period of time following notification, to have retained counsel reasonably satisfactory to the indemnified party or the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. LLC, in the case of parties indemnified pursuant to Section 8, and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of

18

    such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

    To the extent the indemnification provided for in Section 8 or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or if the allocation provided by clause 8(d) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers' respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

    The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or

19

    alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

    The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of any termination of this Agreement, any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and acceptance of and payment for any of the Securities.

  Termination. The Initial Purchasers may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date trading generally shall have been suspended or materially limited on, or by, as the case may be, the New York Stock Exchange or the NASDAQ Global Select Market, trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.

  Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

  If, on the Closing Date, or an Option Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any

20

  Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Firm Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Additional Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Initial Purchasers shall have the option to (a) terminate their obligation hereunder to purchase the Additional Securities to be sold on such Option Closing Date or (b) purchase not less than the principal amount of Additional Securities that such non-defaulting Initial Purchasers would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

  If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

  Entire Agreement.

    This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Initial Purchasers with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

    The Company acknowledges that in connection with the offering of the Securities: the Initial Purchasers have acted at arm's length, are not agents of, and owe no fiduciary duties to, the Company or any other person,  the Initial Purchasers owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any, and the Initial Purchasers may have interests that

21

    differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

  Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

  Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

  Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

  Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to you in care of Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Convertible Debt Syndicate Desk, with a copy to the Legal Department; and if to the Company shall be delivered, mailed or sent to ServiceSource International, Inc., 634 Second Street, San Francisco, California 94107, Attention: Matt Goldberg.

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Very truly yours, SERVICESOURCE INTERNATIONAL, INC.
By:	/s/ Ashley F. Johnson
Name: Ashley F. Johnson
Title: Chief Financial Officer

[Company signature page to Purchase Agreement]

Accepted as of the date hereof Morgan Stanley & Co. LLC Acting on behalf of itself and the several Initial Purchasers named in Schedule I hereto. By: Morgan Stanley & Co. LLC
By:	/s/ James Redfern
Name: James Redfern
Title: Executive Director

[Manager's signature page to Purchase Agreement]

2

Schedule I

Initial Purchaser	Principal Amount of Firm Securities to be Purchased

Morgan Stanley & Co. LLC	97,500,000
JMP Securities LLC	9,100,000
Lazard Capital Markets LLC	9,100,000
Piper Jaffray & Co.	9,100,000
Credit Agricole Securities (USA) Inc.	2,600,000
Northland Securities, Inc.	2,600,000

Total:	$130,000,000

I-1

Schedule II

Time of Sale Memorandum

1. Preliminary Memorandum issued August 6, 2013

2. Pricing term sheet, dated August 7, 2013, substantially in the form of Schedule III

SCHEDULE III

PRICING TERM SHEET
dated August 7, 2013

PRICING TERM SHEET                            STRICTLY CONFIDENTIAL

DATED August 7, 2013

SERVICESOURCE INTERNATIONAL, INC.

$130,000,000 1.50% CONVERTIBLE SENIOR NOTES DUE 2018

The information in this pricing term sheet supplements ServiceSource International, Inc.'s preliminary offering memorandum, dated August 6, 2013 (the "Preliminary Offering Memorandum"), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all other documents incorporated by reference therein. References to "we," "our" and "us" refer to ServiceSource International, Inc. and not to its consolidated subsidiaries. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.
Issuer:	ServiceSource International, Inc.
Ticker/Exchange for Common Stock ("common stock"):	"SREV"/ The NASDAQ Global Select Market.
Securities:	1.50% Convertible Senior Notes due 2018 (the "notes").
Principal Amount:	$130,000,000.
Option to Purchase Additional Notes:	$20,000,000.
Denominations:	$1,000 and multiples of $1,000 in excess thereof.
Ranking:	Senior unsecured.
Maturity:	August 1, 2018, unless earlier repurchased or converted.
No Redemption at Our Option:	We may not redeem the notes prior to the maturity date, and no "sinking fund" is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change:

If we undergo a "fundamental change" (as defined in the Preliminary Offering Memorandum under the caption "Description of Notes-Fundamental Change Permits Holders to Require Us to Repurchase Notes") prior to the maturity date of the notes, subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or a multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Interest and Interest Payment Dates:	1.50% per year Interest will accrue from August 13, 2013 and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2014.
Regular Record Dates:	January 15 and July 15 of each year, immediately preceding the relevant February 1 or August 1 interest payment date, as the case may be.
Issue Price:	100% of principal, plus accrued interest, if any, from August 13, 2013 if settlement occurs after that date.
Last Reported Sale Price of Our Common Stock on August 7, 2013:	$12.01 per share.
Initial Conversion Rate:	61.6770 shares of common stock per $1,000 principal amount of notes, subject to adjustment.
Initial Conversion Price:	Approximately $16.21 per share, subject to adjustment.
Conversion Premium:	Approximately 35% above the last reported sale price of our common stock on August 7, 2013.
Settlement Method:	Cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in the Preliminary Offering Memorandum.
Sole Book-Running Manager:	Morgan Stanley & Co. LLC
Co-Managers:	JMP Securities LLC Lazard Capital Markets LLC Piper Jaffray & Co. Credit Agricole Securities (USA) Inc. Northland Securities, Inc.
Pricing Date:	August 7, 2013.
Trade Date:	August 8, 2013.
Expected Settlement Date:	August 13, 2013.
CUSIP Number (144A):	81763U AA8
ISIN (144A):	US81763UAA88
Listing:	None.

Convertible Note Hedge and Warrant Transactions:

In connection with the pricing of the notes, we entered into convertible note hedge transactions with certain financial institutions, which include certain of the initial purchasers or their respective affiliates (the "option counterparties"). We also entered into warrant transactions with the option counterparties. The convertible note hedge transactions are expected generally to reduce the potential dilution and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of notes in the event that the market price of our common stock is greater than the strike price of the convertible note hedge transactions. The warrant transactions could separately have a dilutive effect to the extent that the market price per share of our common stock exceeds the relevant strike price of the warrant transactions, unless we elect, subject to certain conditions, to settle the warrant transactions in cash. If the initial purchasers exercise their over-allotment option, we may enter into additional convertible note hedge and warrant transactions. See "Description of Convertible Note Hedge and Warrant Transactions" in the Preliminary Offering Memorandum.

Net Proceeds:

We estimate that the net proceeds from this offering will be approximately $116.9 million ($135.0 million if the initial purchasers exercise their over-allotment option), after deducting the initial purchasers' discount and commissions and estimated offering expenses payable by us.

Use of Proceeds:

We entered into convertible note hedge transactions with the option counterparties. We also entered into warrant transactions with the option counterparties. We intend to use approximately $8.4 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us of the warrant transactions).

We intend to use the remaining net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of businesses, technologies or products. However, we have not designated any specific uses and have no current agreements with respect to any material acquisition or strategic transaction. See "Use of Proceeds" in the Preliminary Offering Memorandum.

If the initial purchasers exercise their over-allotment option, we may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes, together with the proceeds from the additional warrant transactions, to enter into additional convertible note hedge transactions and for general corporate purposes.

Description of Notes-Conversion Rights-Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

Holders who convert their notes in connection with a make-whole fundamental change occurring prior to the maturity date of the notes may be entitled to an increase in the conversion rate for the notes so surrendered for conversion.

Make-Whole Table: The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$12.01	$13.00	$14.00	$15.00	$16.21	$18.00	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00
August 13, 2013	21.5869	19.3188	16.6042	14.3756	12.1768	9.6878	7.6467	4.5467	2.9245	1.9933	1.4180	0.7833	0.4633
August 1, 2014	21.5869	19.0084	16.1572	13.8294	11.5559	9.0113	6.9559	3.9315	2.4221	1.5931	1.1002	0.5783	0.3249
August 1, 2015	21.5869	18.4890	15.4575	13.0114	10.6449	8.0442	5.9994	3.1275	1.8024	1.1261	0.7493	0.3758	0.2030
August 1, 2016	21.5869	17.6647	14.3864	11.7757	9.2990	6.6553	4.6628	2.0941	1.0684	0.6142	0.3892	0.1869	0.0959
August 1, 2017	21.5869	16.3335	12.6239	9.7394	7.1016	4.4594	2.6625	0.7893	0.2865	0.1360	0.0796	0.0325	0.0076
August 1, 2018	21.5869	15.2461	9.7516	4.9897	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

  If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

  If the stock price is greater than $60.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to such conversion rate.

  If the stock price is less than $12.01 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to such conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 83.2639 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth in the Preliminary Offering Memorandum under the caption "Description of Notes - Conversion Rights -Conversion Rate Adjustments."

[Remainder of Page Intentionally Blank]

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of June 30, 2013:

  on an actual basis; and

  on an as adjusted basis to reflect the completion of this offering and to give effect to (1) the issuance and sale of the notes in this offering (assuming the initial purchasers' over-allotment option is not exercised), after deducting the initial purchasers' discount and commissions and estimated offering expenses payable by us, and (2) the use of proceeds from this offering as described in "Use of Proceeds" in the Preliminary Offering Memorandum, including the use of approximately $8.4 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions, after such cost is partially offset by the proceeds of the warrant transactions.

This table should be read in conjunction with "Use of Proceeds" in the Preliminary Offering Memorandum and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2012 and our financial statements and related notes thereto and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and our financial statements and related notes thereto, all of which are incorporated by reference into the Preliminary Offering Memorandum.

	As of June 30, 2013
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents and short-term investments	$ 132,052	$ 248,923

Notes offered hereby(1)	-	130,000
Stockholders' equity
Preferred stock-$0.0001 par value, 20,000 shares authorized; no shares issued and outstanding	-	-
Common stock-$0.0001 par value, 1,000,000 shares authorized; 79,220 shares issued and 79,099 shares outstanding, actual and as adjusted(2)	8	8
Treasury Stock	(441)	(441)
Additional paid-in capital(1)	235,714	227,355
Accumulated deficit	(38,759)	(38,759)
Accumulated other comprehensive income	199	199

Total stockholders' equity(1)	196,721	188,362

Total capitalization(1)(3)	$ 196,721	$ 318,362

______________

(1) In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer's non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount ($130 million for the notes offered hereby) over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize in our consolidated balance sheet. Additional paid-in capital is reduced as a result of the net cost of the convertible note hedge transactions and warrant transactions.

(2) The number of shares of common stock issued and outstanding is based on the number of shares outstanding as of June 30, 2013, and excludes:

  6,414,711 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2013, at a weighted average exercise price of $4.72 per share;

  4,652,845 shares of common stock issuable upon the vesting of restricted stock units or performance-based restricted stock units outstanding at June 30, 2013;

  7,607,896 shares of common stock reserved for future issuance under our equity compensation plan at June 30, 2013; and

  the shares of common stock reserved for issuance upon conversion of the notes offered hereby.

(3) Total capitalization does not include approximately $0.8 million in indebtedness for borrowed money (including capital lease obligations).

[Remainder of Page Intentionally Blank]

__________________

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering. This communication does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The notes and any shares of common stock issuable upon conversion of the notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the notes only to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The notes and any shares of common stock issuable upon conversion of the notes are not transferable except in accordance with the restrictions described under "Notice to Investors" and "Transfer Restrictions" in the Preliminary Offering Memorandum.

A copy of the Preliminary Offering Memorandum for the offering of the notes may be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at (866) 718- 1649, or by emailing prospectus@morganstanley.com.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

III-1

EXHIBIT A

OPINION OF COUNSEL FOR THE COMPANY

  The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware with corporate power and authority to own its properties and conduct its business as described in the Final Offering Memorandum. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of California.

  The Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, and the Purchase Agreement has been duly executed and delivered by the Company.

  The Company has all requisite corporate power to execute and deliver the Purchase Agreement and the Securities, to perform its obligations under the terms of the Purchase Agreement and the Securities.

  The Securities being issued on the date hereof are in the form contemplated in the Indenture and have been duly authorized by all necessary corporate action of the Company and have been duly executed by the Company and when authenticated by the Trustee in accordance with the terms of the Indenture (which authentication we have not determined by inspection of the Securities) and issued and delivered to the Initial Purchasers against payment of the purchase price therefor specified in the Purchase Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

  The Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Indenture has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a valid and binding instrument, enforceable against the Company in accordance with its terms.

  The shares of Common Stock initially issuable upon conversion of the Securities (the "Shares") have been duly authorized by all necessary corporate action on the part of the Company and the Shares, if any, when issued upon due conversion of the Securities in accordance with the terms of the Securities and the Indenture would, if issued today, be validly issued, fully paid and nonassessable and free of preemptive rights arising under the Certificate of Incorporation or Bylaws or the DGCL.

  The statements set forth in the General Disclosure Package and the Final Offering Memorandum under the caption "Description of Notes" insofar as such statements purport to constitute a summary of the terms of the Indenture and the Securities, fairly summarize such terms in all material respects.

  The statements set forth in the General Disclosure Package and the Final Offering Memorandum under the caption "Certain U.S. Federal Income Tax Considerations," insofar as they purport to summarize the United States federal tax laws referred to therein, fairly summarize in all material respects such laws.

  The statements set forth in the General Disclosure Package and Final Offering Memorandum under the caption "Description of Capital Stock," insofar as such statements constitute summaries of legal matters or documents, fairly summarize the matters and documents referred to therein in all material respect.

  The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be required to be registered as, an "investment company," as such term is defined in the Investment Company Act.

  None of the issuance and sale of the Securities being delivered on the date hereof, the execution, delivery and performance by the Company of its obligations under the Purchase Agreement, the Indenture and the Securities or the consummation of the transactions contemplated thereby will (i) violate the Certificate of Incorporation or Bylaws, (ii) conflict with, result in a breach or violation by the Company of any of the terms or provisions of, or constitute a default by the Company under any Reviewed Agreement, or (iii) result in a violation of any U.S. federal, New York or California state statute, or the DGCL, or decree, regulation or order known to us to be applicable to the Company of any U.S. federal, New York or California state court, governmental authority or agency having jurisdiction over the Company or any of its properties.

  No consent, approval, authorization, order, registration or qualification of or with any U.S. federal, New York, California or Delaware (solely with respect to the DGCL) governmental agency or body or court is required for the issue and sale by the Company of the Securities or the consummation by the Company of the transactions contemplated by the Purchase Agreement or the Indenture, except (i) such as have been obtained under the Securities Act, (ii) such as may be required under state securities or Blue Sky laws, and (iii) as contemplated by the Operative Documents.

  Assuming the accuracy of the Initial Purchasers' representations contained in the Purchase Agreement and the accuracy of the Company's representations contained in the Purchase Agreement, no registration of the Securities or the Shares is required under the Securities Act for the sale of the Securities by the Company to the Initial Purchasers pursuant to the Purchase Agreement and the Indenture or for the initial resale of the Securities by the Initial Purchasers in the manner contemplated by the Purchase Agreement, the General Disclosure Package and the Final Offering Memorandum, and it is not necessary to qualify the Indenture under the Trust Indenture Act (it being understood that, in each case, no opinion is expressed as to any subsequent resale of the Securities or the consequences thereof).

EXHIBIT B

FORM OF LOCK-UP LETTER

_____________, 2013

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC ("Morgan Stanley") proposes to enter into a Purchase Agreement (the "Purchase Agreement") with ServiceSource International, Inc., a Delaware corporation (the "Company"), providing for the offering (the "Offering") by the several Initial Purchasers, including Morgan Stanley (the "Initial Purchasers"), of its Convertible Senior Notes due 2018 (the "Securities"). The Securities will be convertible into cash, shares of Common Stock, par value $0.0001 per share, of the Company (the "Common Stock") or a combination thereof, at the Company's election.

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final offering memorandum (the "Restricted Period") relating to the Offering (the "Final Memorandum"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock ("Other Securities") or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions; (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up letter agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); (c) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned or to the undersigned's affiliates or to any investment fund or other entity controlled or managed by the undersigned; (d) transfers or distributions of shares of Common Stock to a corporation or other entity of which the undersigned and/or its immediate family are at all times the direct or indirect legal and beneficial owners of all the outstanding equity securities or similar interests of such corporation or other entity; provided that in the case of any transfer or distribution pursuant to clause (b), (c) or (d), (i) each donee or distributee shall sign and deliver a lock-up letter agreement substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period referred to in the foregoing sentence; (e) dispositions to the Company pursuant to the right of the Company to repurchase from the undersigned or the obligation or election of the undersigned to sell or transfer to the Company, including to satisfy tax withholding obligations, shares of Common Stock issued under the Company's equity incentive plans or under agreements pursuant to which such shares were issued; (f) the exercise, exchange or conversion of any Other Securities into shares of Common Stock (g) transfers of shares of Common Stock under a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a "10b5-1 Plan") that has been established by the undersigned prior to the date of this agreement and of which Morgan Stanley or its counsel has been made aware; or (h) the establishment of a 10b5-1 Plan for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Initial Purchasers, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the undersigned's shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Initial Purchasers are relying upon this agreement in proceeding toward consummation of the Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

Notwithstanding anything to the contrary contained in this lock-up letter agreement, this lock-up letter agreement shall automatically terminate if (1) prior to completion of the Offering, the Company informs Morgan Stanley, or Morgan Stanley, on behalf of the Initial Purchasers, informs the Company, in writing, of their intent not to proceed with the Offering or (2) the completion of the Offering has not occurred on or before October 1, 2013.

Very truly yours,
(Name)
(Address)

EXHIBIT C

FORM OF CHIEF FINANCIAL OFFICER CERTIFICATE

This certificate has been prepared in connection with the unregistered offering of ServiceSource International, Inc., a Delaware corporation (the "Company"), pursuant to Section 5(g) of the Purchase Agreement dated August 7, 2013 (the "Purchase Agreement"), between the Company and Morgan Stanley & Co. LLC, acting on behalf of itself and the several Initial Purchasers named in Schedule I thereto (the "Initial Purchasers").

The purpose of this certificate is to assist the Initial Purchasers in conducting and documenting their investigation of the affairs of the Company in connection with the offering. Capitalized terms used but not defined in this certificate have the meaning ascribed to them in the Purchase Agreement.

*************

Key Business Metrics. Attached hereto as Exhibits A-1 and A-2 are excerpts from the Time of Sale Memorandum and the Final Memorandum, respectively, (each, a "Memorandum" and, collectively, the "Memoranda"), each containing the following key business metrics of the Company (collectively, the "Metrics"):

  certain financial information related to the Company's estimate, as of a given date, of the value of all end customer service contracts that the Company will have the opportunity to sell on behalf of its customers over the subsequent twelve-month period (the "Service Revenue Opportunity Under Management");

  the number of engagements the Company calculates that it had with its customers as of certain specified dates (the "Number of Engagements");

  the number of customers the Company calculates that it had as of certain specified dates (the "Number of Customers"); and

  the number of renewal transactions that the Company calculates it has managed since its inception (the "Number of Transactions").

Each Memorandum summarizes the methodologies employed in calculating the Metrics as of and for the periods presented in Exhibits A-1 and A-2. Attached hereto as Exhibit B is a compact disc containing electronic copies of schedules supporting the amounts disclosed in the Memoranda for the Metrics (the "Metrics Schedules").

*************

In connection with the offering, I, Ashley Johnson, the Chief Financial Officer of the Company, certify the following to the Initial Purchasers on behalf of the Company:

Key Business Metrics

  Each Memorandum contains a summary of the methodologies that have been applied by the

  Company in calculating each Metric. If more than one date or period is presented, such methodology have been consistently applied in all material respects for each such date or period for which such data is presented in Exhibits A-1 and A-2.

  To my knowledge, the financial and/or operational information, as applicable, used in deriving each Metric has been accurately compiled from the books and records of the Company, including, where applicable, the Company's internal accounting records, by employees of the Company and reviewed by members of the Company's financial accounting staff responsible for financial and accounting matters, as well as members of the Company's operating staff responsible for operating matters.

  I or members of my staff have read the amount marked in Exhibits A-1 and A-2 for each Metric. Nothing has come to my attention that would lead me to believe that any amount circled on Exhibits A-1 and A-2 is inaccurate with respect to the applicable Metric or not fairly, accurately and consistently derived from the applicable Metrics Schedules. To the extent that an amount circled on Exhibits A-1 and A-2 with respect to an applicable Metric relies on estimates or assumptions, nothing has come to my attention that would lead me to believe that such estimates and assumptions were not made in good faith or were unreasonable or unreliable.

IN WITNESS WHEREOF, this certificate is executed on this ____ day of August, 2013.

SERVICESOURCE INTERNATIONAL, INC.

__________________________
Ashley Johnson

Chief Financial Officer

[Signature Page to Chief Financial Officer's Certificate]

Exhibit A-1

Circle-up of pages from the Time of Sale Memorandum
disclosing Key Business Metrics

Exhibit A-2

Circle-up of pages from the Final Memorandum
disclosing Key Business Metrics

Exhibit B

Metrics Schedules